EXHIBIT 99.2


         Modem Media Completes Acquisition of Information Architecture
                               Specialist, Vivid

                    Deal expands Modem Media's Expertise in
               Internet Engineering and Information Architecture

NORWALK, CT. February 10, 2000 - Modem Media (NASDAQ: MMPT), the exclusive builder and marketer of customer-focused Me-businesssm services, today announced the completion of its acquisition of Vivid, a premier e-commerce developer focused on strategic online ventures. The acquisition, announced on December 20, 1999, is for a purchase price of approximately $64 million, which consists of a combination of Modem stock, employee stock options assumed by Modem Media and cash for outstanding debt.

Based in San Francisco, Vivid has 100 employees dedicated to creating innovative online experiences and sophisticated engineering solutions for its clients. With expertise in developing and implementing complex e-commerce sites, Vivid incorporates advanced engineering capabilities with its proven information architecture and design methodologies that directly complement Modem Media's Me-business strategy. In addition to expanding its presence on the West Coast, Vivid will significantly strengthen Modem Media by:

     o Meeting strong client demand for a greater depth of expertise and service offerings in systems architecture and web engineering; information architecture and design; and strategic consulting.

     o Combining Modem's strength in guiding worldwide Me-business development for the Fortune 500 with Vivid's proven incubation and development of online ventures. This reinforces Modem Media's leadership as a full service provider of Me-business building and marketing services for both global companies and well-backed Internet start-ups.

     o Creating new shareholder value by leveraging Vivid's success in launching Internet start-ups through its Online Ventures practice and participating in their growth through equity-based compensation.

This transaction brings Modem Media's worldwide employee base to approximately 700, with approximately 180 employees located in San Francisco. The offices will be fully integrated and operating out of the same location by the end of the month. Combined, the West Coast operations will service a client roster of Fortune 500 and pure Internet companies, including Intel, E*TRADE, Women.com, OpenAuto.com and The Industry Standard.

About Modem Media
Modem Media (www.modemmedia.com) is the exclusive builder and marketer of Me-business solutions, a customer-focused approach to Internet business. Driven by customer needs, Modem Media identifies Me-business opportunities, and utilizes its conceptual, technological and marketing expertise to build, distribute and manage unique Me-business solutions for global companies and Internet ventures. Headquartered in Norwalk, Conn., Modem Media's expanding global presence includes offices in New York City, San Francisco, Toronto, London, Munich, Tokyo, Hong Kong and an affiliate office in Sao Paolo. With more than 600 professionals worldwide, Modem Media has created customer-focused Internet solutions for global brands such as 3M, Citibank, Intel, Delta Air Lines, E*Trade, General Electric, IBM, Sony Computer Entertainment of America and Unilever.

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Me-business is a service mark of Modem Media.

Contact
Patty Delana
Modem Media
(203) 299-7211